Exhibit 99.3

ACQUISITION AGREEMENT

THIS AGREEMENT dated as of this 5th day of February, 2013 by and between Megas, Inc., a Nevada corporation (“Megas/Buyer”) on behalf of its shareholders, and XS Modeling, LLC, an Idaho limited liability company (“XSM/Seller”) on behalf of its members, both parties collectively hereinafter referred to as the “Parties.”

The Parties wish to provide for XSM’s sale of eighty percent (80%) of its ownership interest, (the “Ownership Interest”) to Megas and the purchase of the Ownership Interest from XSM under the terms and conditions of this Agreement.

The Parties agree as follows:

1.	The Acquisition.
1.1	Purchase and Sale Subject To The Terms and Conditions of This Agreement. At the Closing to be held as provided in Section 2, XSM shall sell eighty percent (80%) of its Ownership Interest to Megas, and Megas shall purchase the Ownership Interest from XSM, free and clear of all Encumbrances.
1.2	Purchase Price. Buyer will exchange two million eight hundred thousand (2,800,000) newly issued shares of Preferred A Stock of Megas for eighty percent (80%) of the Ownership Interest in XSM. In addition, Megas will fund XSM for the next twenty-four (24) months in the amount of nine thousand five hundred dollars US ($9,500.00 US) per month. Said funding will be contingent on the amount of funds raised in Megas’ registered offering, therefore said amount can be negotiated, by mutual agreement of both Parties, commiserate to funds actually raised.

2.	The Closing.
2.1	Place and Time. The closing (the “Closing”) shall take place in Las Vegas, Nevada no later than the close of business (PST) on February 8th, 2013, or at such other place, date and time as the parties may agree in writing.
2.2	Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:
(a)	Certificates representing eighty percent (80%) of the Ownership Interest of XSM, duly endorsed for transfer to Buyer and accompanied by any applicable transfer tax stamps; Seller shall cause Buyer to change those certificates for, and to deliver to Buyer at the Closing, a certificate representing the Ownership Interest registered in the name of the Buyer.
(b)	The documents contemplated by Section 3.
(c)	All other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing and any other documents or records relating to Seller’s business reasonably requested by Buyer in connection with this Agreement.
2.3	Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:
(a)	Two million eight hundred thousand (2,800,000) shares of Preferred A stock of Megas.
(b)	The documents contemplated by Section 4.
(c)	All other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing.

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ACQUISITION AGREEMENT

3.        Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

3.1	Representations, Warranties and Agreements.
(a)	The representations and warranties of Seller set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and
(b)	Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.        Conditions to Seller's Obligations. The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

4.1	Representations, Warranties and Agreements.
(a)	The representations and warranties of Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and
(b)	Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing.
4.2	Resignations of Directors. All Directors, managers and members of Seller and its Subsidiaries whose resignations shall have been requested by Buyer before the Closing Date shall have submitted their resignations or been removed effective as of the Closing Date.

5.       Representations and Warranties of Seller. Seller represents and warrants to Buyer that, to the knowledge of Seller (which limitation shall not apply to Section 5.3).

5.1	Organization of Seller; Authorization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Idaho with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.
5.2	Conflict as to Seller. To the best of Seller’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of Buyer’s obligations hereunder will;
(a)	Violate any provision of the certificate of incorporation or by-laws of Seller; or
(b)	Violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller.
5.3	Ownership of Ownership Interest. The delivery of certificates to Buyer and the full payment to Seller will result in Buyer’s immediate acquisition of record and beneficial ownership of the Ownership Interest, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of Seller.

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ACQUISITION AGREEMENT

5.4	Title to Properties. Either Seller, or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets and all the material properties and assets purchased or otherwise acquired by Seller or any of its Subsidiaries.
5.5	Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by Seller, or its Subsidiaries are, in all respects material to the business or financial condition of Seller and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.
5.6	Absence of Certain Changes. Since the date of the Balance Sheet, neither Seller nor any of its Subsidiaries has:
(a)	Suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Seller and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;
(b)	Made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;
(c)	Issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;
(d)	Paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;
(e)	Prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;
(f)	Cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

6.        Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

6.1	Organization of BUYER; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
6.2	Purchase for Investment. Buyer is purchasing the Ownership Interest solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.
6.3	Conflict as to Buyer. Neither the execution nor delivery of this Agreement nor the performance of Buyer’s obligations hereunder will;

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ACQUISITION AGREEMENT

(a)	Violate any provision of the certificate of incorporation or by-laws of Buyer; or
(b)	Violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.
6.4	There are no pending or threatened legal or regulatory claims, demands or liabilities of any kind or nature against Buyer or it assets other than as disclosed.

7.        Access and Reporting; Filings with Governmental Authorities.

7.1	Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause Seller to,
(a)	Give Buyer and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Seller and its Subsidiaries and to the books and records of Buyer and its Subsidiaries,
(b)	Permit Buyer to make inspections thereof, and
(c)	Cause its Officers and its advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Seller and its Subsidiaries and to discuss with Buyer and its authorized representatives the affairs of Seller and its Subsidiaries, as Buyer may from time to time reasonably request.
7.2	Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Seller except for the acquisition of the Ownership Interest by Buyer.
7.3	Publicity. Between the date of this Agreement and the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause Buyer to, discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.
7.4	Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur) Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by Buyer pursuant to Section 7.1. Following the Closing, Seller shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceedings relating to Taxes) any nonpublic information relating to Buyer and its Subsidiaries. This Section 7.7 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other Party prior to making any disclosure and the Party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, Buyer shall return to Seller, or destroy, all information it shall have received from Seller or in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts there from. Seller and Buyer shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to Sections 7.1 and 7.6 to comply with the provisions of this Section 7.7.

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ACQUISITION AGREEMENT

8.        Conduct of Seller’s Business Prior to the Closing.

8.1	Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall cause Seller and its Subsidiaries to conduct their businesses in all material respects in the ordinary course.
8.2	Business Organization. Between the date of this Agreement and the Closing Date, Seller shall use its reasonable efforts, and shall cause Seller and each of its Subsidiaries to use its respective reasonable efforts, to
(a)	Preserve substantially intact the business organization of Seller and each of its Subsidiaries and keep available the services of the present officers and employees of Seller and each of its Subsidiaries, and
(b)	Preserve in all material respects the present business relationships and good will of Seller and each of its Subsidiaries.
8.3	Corporate Organization. Between the date of this Agreement and the Closing Date, neither Buyer nor Seller without the permission of the other shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of Seller or any of its Subsidiaries, and shall cause Seller and each of its Subsidiaries not to:
(a)	Issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;
(b)	Sell or otherwise dispose of any Equity Securities of Seller or any of its Subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities of Seller or any of its Subsidiaries;
(c)	Reclassify, split up or otherwise change any of its Equity Securities;
(d)	Be Party to any merger, consolidation or other business combination;
(e)	Sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks, copyrights or other proprietary rights), in an amount which is material to the business or financial condition of Seller and its Subsidiaries, taken as a whole, except in the ordinary course of business.

9.        Survival of Representations and Warranties; Indemnification.

9.1	Survival. No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2 and 5.3 (only as to Seller), 6.1, 6.2, 6.3, and 6.4 (the “Surviving Representations and Warranties”).
9.2	Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and shall reimburse Buyer for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, “Damages”) arising from or in connection with

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ACQUISITION AGREEMENT

(a)	Any inaccuracy in any of the Surviving Representations and Warranties of Seller in this Agreement or
(b)	Any failure by Seller to perform or comply with any agreement in this Agreement.
9.3	Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, “Damages”) arising from or in connection with
(a)	Any inaccuracy in any of the Surviving Representations and Warranties of Buyer in this Agreement,
(b)	Any failure by Buyer to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date.

10.       Termination. This Agreement may be terminated before the Closing occurs only as follows:

(a)	By written agreement of Seller and Buyer at any time.
(b)	By Seller, by notice to Buyer at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.
(c)	By Buyer, by notice to Seller at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.
(d)	By Buyer or Seller, by notice to the other at any time prior to February 8th, 2013.
10.1	Effect of Termination. If this Agreement is terminated pursuant to Section 10(a), this Agreement shall terminate without any liability or further obligation of any Party to another.

11.        Notices. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when

(a)	Delivered by hand,
(b)	Sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c)	Received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a Party may designate as to itself by notice to the other parties).

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ACQUISITION AGREEMENT

If to SELLER:	If to BUYER:

XS Modeling, LLC	Megas, Inc.
10 N. Bridge Street	9313 Canyon Classic Dr.
St. Anthony, ID 83445	Las Vegas, NV 89144

12.	Miscellaneous.
12.1	Expenses. Each Party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.
12.2	Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.
12.3	No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
12.4	Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.
12.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
12.6	Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Nevada, without regard to the conflicts of law principles thereof.
12.7	Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided that neither Party may assign its rights or obligations hereunder without the written consent of the other.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first stated above.

Buyer:		Seller:

By:		By:
	Adam Businger, President		Heriberto Paredes, Manager
	Megas, Inc.		XS Modeling, LLC

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